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                                                                   EXHIBIT 10.3


                           [GENERAL MAGIC LETTERHEAD]

August 28, 2001


CONFIDENTIAL


Mr. Mark Phillips
5780 Cannes Place
San Jose, CA  95138

Dear Mark:

We are very pleased to extend an offer to you to join the General Magic team as Vice President, Product Development, reporting to Kathie Layton. This letter sets out the terms of your employment with General Magic.

1.  Base Salary:

    You will be paid a base salary of $9,615.38 every two weeks ($250,000 annualized), less applicable withholding.

2.  Incentive Cash Compensation:

    As Vice President, Product Development, you will have the opportunity to earn a performance bonus in accordance with General Magic's Performance Bonus Plan, as such plan may be modified over time. This Plan is based upon your achievement of certain performance-based objectives as agreed to by you and your manager, as well as the achievement of certain fiscal Company objectives. Bonus payments, if any, shall be made in accordance with General Magic's Performance Bonus Plan and its normal payroll procedures and will be paid quarterly. Your annual target bonus is set at 60% of your base pay.

3.  Stock Options:

    Subject to the approval of General Magic's Board of Directors ("the Board"), you will be granted an option to purchase 250,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of that stock on your option grant date. One half of these options (125,000) will vest over a period of four years at the rate of 1/4 at the end of twelve months of employment, and 1/48th each month thereafter. The other half (125,000) will vest over a two year period, vesting 1/4 every six months. These options will be granted to you outside the Company's stock option


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Mark Phillips
August 28, 2001
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    plans and will be governed by and subject to the terms and conditions of the
    Company's standard form of non-plan stock option agreement. Board meetings typically occur once each quarter, and the fair market value of the Company's stock may change based on the Company's financing activities, technical and business success, and other factors.

4.  Benefits:

    A booklet describing our benefit plans is included in this package. You and your family are eligible for health insurance benefits beginning on your start date with General Magic. Please refer to that booklet regarding the specifics of the plans.

5.  Change of Control:

    In addition, in the event you are terminated following a change of control, you will be entitled to benefits at the executive management level under the company's Change of Control Plan, and subject to its terms. A copy of the plan will be provided to you at your request.

6.  "At Will" employment:

    General Magic's employment relationship with all employees is an "at-will" arrangement where the employment relationship is voluntary, for no specified term, and based on mutual consent. As such, your employment may be terminated by you or General Magic at any time, with or without cause or advance notice.

As a condition of your employment, you will be required to sign General Magic's standard Employee Proprietary Information Agreement, without modification, on your first day of work. In addition, you will also be required to provide evidence of your identity and eligibility for employment in the United States. It is imperative that you bring appropriate documentation with you on your first day of employment; you cannot be put on General Magic's payroll without it. The required documentation is described within this package.

The terms and conditions of this offer letter and the proprietary agreement referenced above supersede any prior written or oral communications with you concerning your employment at General Magic. The provisions of this agreement regarding "at will" employment may only be modified by a document signed by you and the President of


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Mark Phillips
August 28, 2001
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General Magic. Please indicate your acceptance of these terms and conditions by signing and dating the enclosed original of this letter and returning it to me. Please retain the duplicate for your records.

Your acceptance of our offer represents a unique opportunity for us both to grow and succeed. As we discussed, we are all very excited about your joining us. We believe you will blend well and provide significant value both strategically and tactically to our team in executing to our vision and expect this to be a mutually rewarding experience. We want to thank you in advance for your faith in us, and for the commitment you have made to our common vision. We look forward to working with you.


Welcome to General Magic!

GENERAL MAGIC, INC.

/s/ K.M. Layton
-------------------------
Kathie Layton
President and CEO


I agree to and accept employment with General Magic, Inc. on the terms and conditions set forth in this letter.

/s/ M. Phillips
-------------------------
Mark Phillips

Start date:  September 5, 2001